UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2019

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-09761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2850 W. Golf Road, Rolling Meadows, Illinois		60008-4050
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 773-3800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	AJG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure contained in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 7, 2019, Arthur J. Gallagher & Co. (“Gallagher”) entered into an amendment and restatement to its Amended and Restated Multicurrency Credit Agreement dated April 8, 2016 (as so amended and restated, the “Credit Agreement”) with Bank of Montreal, as administrative agent (“BMO”), and the other lenders signatory thereto. The amendment and restatement, among other things, extended the expiration date of the Credit Agreement from April 8, 2021 to June 7, 2024 and increased the revolving credit commitment from $800.0 million to $1,200.0 million, of which $75.0 million may be used for issuances of standby or commercial letters of credit and up to $75.0 million may be used for the making of swing loans (as defined in the Credit Agreement). Gallagher may from time to time request, subject to certain conditions, an increase in the revolving credit commitment under the Credit Agreement up to a maximum aggregate revolving credit commitment of $1,700.0 million.

The Credit Agreement provides that Gallagher may elect that each borrowing in U.S. dollars be either base rate loans or eurocurrency loans, each as defined in the Credit Agreement. However, the Credit Agreement provides that all loans denominated in currencies other than U.S. dollars will be eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement will be based on the base rate, as defined in the Credit Agreement, plus a margin of 0.00% to 0.40%, depending on either (i) Gallagher’s public debt rating or (ii) if Gallagher does not maintain a public debt rating, the financial leverage ratio maintained by Gallagher. Interest rates on eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars under the Credit Agreement will be based on adjusted LIBOR, as defined in the Credit Agreement, plus a margin of 0.825% to 1.40%, depending on either (i) Gallagher’s public debt rating or (ii) if Gallagher does not maintain a public debt rating, the financial leverage ratio maintained by Gallagher. Interest rates on swing loans will be based, at the election of Gallagher, on either the base rate or an alternate rate that may be quoted by BMO. The annual facility fee related to the Credit Agreement will be between 0.125% and 0.25% of the revolving credit commitment, depending on either (i) Gallagher’s public debt rating or (ii) if Gallagher does not maintain a public debt rating, the financial leverage ratio maintained by Gallagher.

In addition to financial leverage ratio covenants, the Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Several of Gallagher’s wholly-owned subsidiaries are co-obligors under the Credit Agreement.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, filed herewith as Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

4.1 Second Amended and Restated Multicurrency Credit Agreement, dated as of June 7, 2019, among Arthur J. Gallagher  & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, BMO Capital Markets, BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A. and JPMorgan Chase Bank, N.A., as joint lead arrangers, joint book runners and co-syndication agents, and Capital One, National Association, HSBC Bank USA, National Association, PNC Bank, National Association and U.S. Bank National Association, as co-documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: June 7, 2019	/s/ WALTER D. BAY
Walter D. Bay
Vice President, General Counsel and Secretary